UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2010

Puda Coal, Inc.
(Exact name of registrant as specified in its charter)

333-85306
(Commission File Number)

Delaware	65-1129912
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

 426 Xuefu Street, Taiyuan, Shanxi Province,
The People’s Republic of China
(Address of principal executive offices, with zip code)

011 86 351 228 1302
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On May 7, 2010, Shanxi Putai Resources Limited Co. (“Putai”), a wholly-owned indirect subsidiary of Puda Coal, Inc. (the “Company”) organized under the laws of the People’s Republic of China, entered into a Loan Agreement with Mr. Ming Zhao, a founder, significant shareholder and Chairman of the board of director of the Company (“Mr. Zhao”).  Under the agreement, Mr. Zhao agrees to provide Putai with an unsecured loan in an aggregate principal amount of RMB240 million (US$35.2 million).  The loan has a maturity date of November 6, 2011 and bears an interest at a rate of 6% per annum, which is payable on a quarterly basis, subject to certain adjustments to be agreed upon by the parties if such adjustments are necessary in light of the official interest rate of the People’s Republic of China, as specified in the agreement.  According to the agreement, Mr. Zhao deposited the principal amount of the loan to Putai’s designated bank account within three business days following the date of the agreement.

According to the agreement, the proceeds of the loan should be used for the operation and strategic development of Putai and its controlled subsidiaries.  Putai plans to use the proceeds to pay for its share of the registered capital increase of its 90% subsidiary, Shanxi Puda Coal Group Co., Ltd (“Shanxi Coal”). As part of the Shanxi provincial government’s policies to consolidate and redevelop the coal mining industry, new guidelines were enacted by the government in February 2010 to require the registered capital of coal mine consolidators to be at least RMB200 million (US$29.3 million). The new requirement was adopted to ensure that coal mine consolidators have sufficient financial strength to consolidate coal mines efficiently and timely.  The current registered capital of Shanxi Coal is RMB22.5 million (about US$3.3 million).  As Shanxi Coal has been previously approved as an acquirer and consolidator of two coal mine projects, Shanxi Coal plans to increase its registered capital to RMB500 million (US$73.2 million), 90% of which (i.e., RMB430 million) will be funded by Shanxi Coal’s 90% shareholder, Putai, and 10% of which (i.e., RMB48 million) will be funded by Shanxi Coal’s 10% shareholder, Mr. Ming Zhao and his brother, Mr. Yao Zhao. In addition to RMB190 million cash on hand, Putai needs RMB240 million to satisfy the capital injection, therefore Putai entered into the loan agreement with Mr. Zhao as described above.

The agreement provides that if Putai does not use the proceeds in accordance with the agreement, Mr. Zhao may require Putai to pay off the loan immediately and charge an additional 5% interest on the amount of loan that is used in violation of the agreement.  If Putai does not pay off the principal and interest of the loan on time in accordance with the agreement, Mr. Zhao may require Putai to pay off the loan immediately and charge an additional 5% interest on the amount of loan that is not paid off on time.  In addition, if the interest rate under the agreement is adjusted according to the agreement and Putai fails to pay interest at the adjusted rate, Mr. Zhao may require Putai to pay off the loan immediately.

The agreement contains other terms and obligations of the parties, including a termination provision, which the Company believes are customary to the agreements of this nature in China.  An English translation copy of the agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference.  The foregoing description of the agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

The transaction contemplated in the agreement is a related party transaction and the terms of the agreement have been reviewed and approved by the Company’s audit committee composed of three independent directors.

Item 2.03    Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 7, 2010, the Company’s wholly-owned subsidiary, Putai, became obligated on a direct financial obligation under the Loan Agreement between Putai and Mr. Ming Zhao dated the same day.  The description of the terms and conditions of the agreement under Item 1.01 of this current report on Form 8-K is incorporated hereby by reference thereto.

Item 8.01    Other Events

On May 12, 2010, the Company disseminated a press release announcing the loan agreement discussed above.  The press release is incorporated herein by reference as Exhibit 99.1.  Such information shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1	Loan Agreement dated May 7, 2010 between Shanxi Putai Resources Limited Co. and Ming Zhao

99.1	Press Release of Puda Coal, Inc. dated May 12, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUDA COAL, INC.

Date: May 12, 2010	By:	/s/ Qiong Wu
Qiong Wu
Chief Financial Officer